                                                                    EXHIBIT 10.7



                          International VAR Agreement

                                    Between

                                      ATL
                                    Products
                               An Odetics Company


                                      and

                          ----------------------------

                                      for

                            Automated Tape Libraries

                               November 15, 1996





(C)  ATL Products, Inc. 1996

This is an unpublished work that contains confidential and proprietary information that may be protected under the Copyright Laws. The existence of the Copyright Notice is not to be construed as an admission or presumption that publication has occurred. Unauthorized copying of this document is strictly prohibited.

All rights reserved.

This document is subject to change by ATL without notice until executed by both parties.

o  DLT and Compact Tape are registered trademarks of Quantum Corporation.

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
1.       Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
2.       Period of Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
3.       Forecasts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
4.       Sales and Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
5.       Purchase Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
6.       Shipment, Risk of Loss and Title . . . . . . . . . . . . . . . . . . . . . . . . .    3
7.       Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
8.       Limited Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
9.       Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
10.      Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
11.      Intellectual Property Rights and Indemnity . . . . . . . . . . . . . . . . . . . .    4
12.      Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
13.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
14.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
15.      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
16.      Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
17.      Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
18.      Disputes/Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
19.      Exporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
20.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
21.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7


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


                 This Agreement including all Exhibits is entered on the last date of execution (the "Agreement Date") by and between ATL Products, Inc. a corporation organized under the laws of the State of California with its principal place of business at 1515 South Manchester Avenue, Anaheim, California 92802 (hereinafter known as "ATL") and ________________ whose registered office is _____________________________ (herein after known as "VAR").

                 The following Exhibits are attached and incorporated into this Agreement by this reference as if fully set forth herein. Exhibits may be added or revised from time to time by mutual agreement. Any Exhibit that is added or revised shall be signed by both ATL and VAR and shall supersede the previous version.

                 EXHIBIT          TITLE
                 -------          -----
                   A              Products
                   B              Geographic Locations and Storage Management Software
                   C              Affiliated VAR Sales

1.       RELATIONSHIP
ATL develops and manufactures Automated Tape Libraries as listed in Exhibit A, (hereinafter known as "Products") and desires to offer said Products for sale to VAR. VAR has recognized capabilities in adding value to these Products and re-selling them to End Users or ATL Authorized Affiliated VARs and desires to have the right to purchase such Products from ATL.

In consideration of this, and subject to all the terms and conditions of this Agreement, ATL agrees to use reasonable efforts to sell to VAR on a non-exclusive basis and VAR agrees to purchase from ATL the Products listed in Exhibit A.

Nothing in this Agreement shall be construed as limiting in any manner ATL's marketing or distribution activities or its appointment of other VAR's for the Product.

The provisions of this Section are intended to generally explain the reasons for why ATL and VAR have entered into this Agreement and constitute a portion of the contractual obligations of this Agreement.

2.       PERIOD OF PERFORMANCE
The period during which VAR may issue Purchase Orders for Product under this Agreement (Purchase Period) shall be one (1) year, from the Agreement date.
The Purchase Period shall be automatically extended (Extended Purchase Period) for one (1) year periods unless notified in writing by either Party no less than sixty (60) days prior to the end of the current Purchase Period. During this period ATL reserves the right to change, modify or discontinue any Product at any time.

3.       FORECASTS
VAR shall use reasonable commercial efforts to provide ATL no later than the last day of each calendar month a revolving three (3) month non binding forecast by Product Model Number and End User or Affiliated VAR name so that ATL shall have an understanding of VAR's anticipated monthly requirements.

VAR'S NON BINDING FORECAST IS FOR INFORMATION ONLY AND DOES NOT CREATE ANY LIABILITY BETWEEN THE PARTIES NOR DOES IT GUARANTEE ATL WILL MANUFACTURE AND SHIP PRODUCT IN ACCORDANCE WITH IT. ATL'S ONLY OBLIGATION TO MANUFACTURE AND SHIP PRODUCT WILL BE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND PURSUANT TO A PURCHASE ORDER ISSUED BY VAR AND ACCEPTED BY ATL.

4.       SALES AND MARKETING
VAR shall use reasonable commercial efforts to successfully market (including without limitation, inclusion of the Products in VAR's catalogs and other promotional materials), sell and support (including training, installation and other support) the Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement. In VAR's resell efforts, VAR shall use the company names used by ATL for the Products (but shall not represent or imply that it is ATL or a part of ATL) provided that all advertisements and promotional materials shall be subject to prior written approval of ATL, which approval shall not be unreasonably withheld, and provided further that no other right to use any name or designation is granted by this Agreement.

5.       PURCHASE ORDERS
VAR shall order Product by issuing facsimile, or telephonic orders or Purchase Orders. VAR shall issue confirming written Purchase Orders to the address first appearing herein, unless otherwise notified, within five (5) days after issuing such facsimile or telephonics orders. Each Purchase Order shall specify items such as item description, quantity, delivery schedule, destinations, and total price of the Purchase Order. In addition, each purchase order shall include the End User's name, address, contact, phone number, who is installing the unit and who is performing the maintenance.

ATL shall have five (5) business days after receipt to accept or decline each Purchase Order. No purchase order shall be deemed accepted by ATL until ATL gives written notice to VAR of acceptance.

All of the terms and conditions of this Agreement and its Exhibits shall be deemed incorporated into each Purchase Order as if fully set forth therein. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence.

6.       SHIPMENT, RISK OF LOSS AND TITLE
All Product is sold and shipped Ex Works (in accordance with Incoterms 1990). ATL shall make all arrangements for shipment with the carrier stated on VAR's purchase order. VAR shall pay all shipping and transportation charges directly to the carrier. In the event such charges have been prepaid by ATL, VAR shall reimburse ATL purchase to ATL's invoice for such charges. ATL reserves the right to select the means and method of shipment in the event VAR does not inform ATL of the arrangements for shipment within twenty four hours after ATL has informed VAR that the Product is ready for shipment.

7.       Payment
All payments required by this Agreement are stated and shall be made in United States dollars. Payments shall be delivered to ATL net thirty (30) calendar days after shipment and sent to ATL at the return address printed on ATL's invoice, and shall be deemed made only upon receipt by ATL at that address.

8.       LIMITED WARRANTY
ATL provides a Limited Warranty to the End User as provided with the Product.

9.       LIMITATION OF LIABILITY
NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, ATL MAKES NO OTHER REPRESENTATIONS, PROMISES, GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ATL EXPRESSLY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY STATED HEREIN. UNDER NO CIRCUMSTANCES SHALL ATL BE LIABLE TO VAR OR AFFILIATED VAR OR TO ANY END USER, FOR ANY INJURIES, DAMAGE TO OR REPLACEMENT OF PRODUCT OR PROPERTY, COSTS FOR RECOVERING, REPROGRAMMING, OR REPRODUCING ANY PROGRAM OR DATA USED WITH THE PRODUCT, OR ANY SPECIAL, INDIRECT, INCIDENTAL, ECONOMIC OR CONSEQUENTIAL DAMAGES OR CLAIMS FOR LOSS OF BUSINESS OR LOSS OF PROFITS WHATSOEVER, EVEN IF ATL WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

10.      CONFIDENTIAL INFORMATION
Both ATL and VAR shall maintain as confidential and shall not disclose to any person outside its employ, nor use for purposes other than performance of this Agreement, any specifications, drawings, blueprints, data, business information, or other Confidential Information which either Party learns by virtue of this Agreement, except as required by law, and after Written Notice to the other Party. Upon termination of this Agreement, both Parties shall promptly return to the other all confidential material and all copies.

THIS AGREEMENT (INCLUDING PRICE LISTS AND OTHER EXHIBITS, AND ALL TRANSACTIONS HEREUNDER) ARE UNDERSTOOD TO BE CONFIDENTIAL INFORMATION NOT TO BE DISCLOSED OR USED BY EITHER PARTY EXCEPT AS PROVIDED HEREIN.

11.      INTELLECTUAL PROPERTY RIGHTS AND INDEMNITY
ATL shall own the entire right, title and interest in and to all intellectual property rights relating to the design of the Product that are or have been designed and developed exclusively by ATL.

ATL shall indemnify, defend and hold harmless VAR from and against any and all costs, expenses and damages including without limitation reasonable attorneys fees, with respect to any claim against VAR alleging that Product in the form sold by ATL, or any part thereof, infringes any United States patent, copyright, trademark, mask work, or violates a trade secret of a third Party. ATL's obligation pursuant to this Section are conditional on and subject to VAR's compliance with each of the following conditions: (i) VAR shall give Written Notice to ATL promptly in writing of such a claim and (ii) ATL shall have the authority to assume sole defense thereof through its own counsel and to compromise or settle any suits so far as this may be done without prejudice to the right of the VAR to continue to use the Product, so purchased. If an injunction against VAR's or End User's use, sale, lease, license, or other distribution of the Product or any part thereof results from such a claim (or if VAR reasonably believes such an injunction is likely), ATL may in order of precedence: (1) procure the right to continue the use of the same for the VAR; or (2) replace the same with non-infringing product, or (3) modify said Product so as to be non- infringing; or, if none of the foregoing (1), (2) or (3) are deemed reasonably feasible, (4) take back the infringing Product and refund the purchase price less a depreciation deduction equal to twenty percent (20%) of the purchase price for each year since the date of shipment.

This section states the entire liability of ATL for Intellectual Property infringement. The indemnification provisions of this Section shall not apply to any infringement arising out of the use (i) in systems if the cause of such infringement to be the system itself or components of the system not supplied by ATL; or (ii) for purposes not contemplated by this Agreement. Indirect and consequential damages that may occur as a result of any such infringement, or claim of infringement, are expressly negated, and the liability of ATL shall be limited to its agreements herein.

VAR shall indemnify, defend and hold harmless, ATL from and against any and all costs, expenses and damages, including without limitation reasonable attorneys' fees, with respect to any claim alleging that VAR's end product which incorporates ATL's Product (but not ATL's Products alone) infringes any patent, trademark, copyright, mask work or violates any trade secret of a third party, provided that ATL promptly notifies the VAR in writing and provides information and reasonable assistance (at VAR's expense), and that VAR is permitted to direct the defense of the suit or proceeding.

12.      FORCE MAJEURE
Neither Party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such Party cannot perform due to fire, floor, earthquake, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the Party so delayed immediately notifies the other Party of such delay.

13.      TERMINATION
Either Party may terminate this Agreement for cause if the other Party fails to comply with any material covenant or provision of this Agreement, and does not cure such failure within thirty (30) days after Written Notice is given to such Party.

Either Party may terminate this Agreement at any time without cause provided that ninety (90) days prior Written Notice is given to the other Party and all Product scheduled to be shipped shall be accepted and paid for by the VAR.

In the event this Agreement is terminated, all unpaid invoices shall become due and payable immediately upon termination and ATL may elect to continue or terminate any pending order.

14.      NOTICES
Any notice given under this Agreement shall be written. Written Notice shall be sent by certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service that delivers to the notice destination, and provides proof of delivery to the sender. Any facsimile notice must be followed within three (3) days by Written Notice. All Written Notices shall be effective when first received by VAR at its address first set forth above, and by ATL at the following addresses:

                ATL                                 VAR
                ---                                 ---
 1515 South Manchester Avenue
 Anaheim, California 92802
 Attention: Richard Speyer

15.      ASSIGNMENT
This Agreement shall be binding and inure to the benefit of the Parties hereto and their respective successors and assigns. VAR shall not assign, subcontract, transfer, encumber or hypothecate directly or indirectly this Agreement or any rights herein to the benefit of any third party without the express written consent of ATL which may be withheld in its sole discretion. The rights of this Agreement shall not inure to the benefit of any third party.





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


16.      RIGHTS AND REMEDIES
All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not effect the enforceability of any other provisions hereof.

17.      APPLICABLE LAW
This Agreement shall be governed by and construed under the laws of the State of California.

18.      DISPUTES/ARBITRATION
The Parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between executives of the Parties.

If a controversy or claim should arise one Party shall give Written Notice to the other Party of such controversy or claim (the "Invoking Party's"), the Parties shall use their best efforts to arrange personal meetings or telephone conferences as needed, at mutually convenient times and places, between negotiators for the Parties at the following successive management levels, each of which shall have a period of allotted time as specified below in which to attempt to resolve the dispute:

 LEVEL                       ATL                            VAR                        ALLOTTED TIME
 -----                       ---                            ---                        -------------
 First                  Contract Manager                 Contract Manager           10 Business Days

 Second                 Division VP                      Division VP                10 Business Days

 Third                  Corporate Officer                Corporate Officer          30 Days

The allotted time for the first level negotiator shall begin on the effective date of the Invoking Party's Notice.

If a resolution is not achieved by negotiators at any given management level at the end of their allotted time, then the allotted time for the negotiators at the next management level, if any, shall begin immediately.

If resolution is not achieved by negotiators at the final management level within the allotted time then the Parties agree the matter shall be submitted to binding arbitration conducted in the County of Orange, California by the Judicial Arbitration and Mediation Service, Inc. Arbitration shall be conducted by and in accordance with the rules of the American Arbitration Association ("AAA"). There shall be three arbitrators, the VAR shall select one, ATL shall select one and one shall be selected by mutual agreement of the VAR and ATL.

VAR and ATL agree to be bound by the decisions of the arbitrators, which shall be final, shall not be appealed, and shall allow for no trial de novo on the same issues. The arbitrator's decision shall be rendered within thirty (30) days following submission of the





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


matter at issue, but the failure to comply with this provision shall in no way invalidate any decision or award as may be rendered more than thirty (30) days after submission. Upon the rendering of the decision or award, the prevailing party shall be entitled to reasonable costs and attorneys' fees. Judgment upon any award may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement. By agreeing to arbitration, neither VAR or ATL is waiving any of the benefits of the statute of limitations or any equitable defense it may have.

19.      EXPORTING
ATL and VAR shall comply with all applicable laws and regulations of the United States and any other country involved with the Product transaction concerning export, import and reexport of goods. If VAR's Purchase Order specifies export after passage of title, ATL shall provide VAR with all the documentation reasonably necessary to enable VAR to obtain licenses, if required, for exporting the Products.

Fulfillment of any Purchase Order accepted by ATL, for shipment to a destination outside the United States, may be dependent upon the grant of appropriate licenses, permits and similar items required for shipments of Products from the country of export. VAR shall be obligated to take delivery of such Products, in the United States, even if the licenses, permits or other items required for export are not furnished to the VAR at the time the Product is ready to ship.

In the event of a shipment to other than VAR's USA address, VAR, at its own expense, shall furnish VAR's freight forwarder with detailed documentation and instructions and all necessary export licenses, customs declarations and certificates in properly executed form required for successful shipment of the Products from the United States and entry into foreign territories.

20.      SURVIVAL
The provisions of this Agreement including without limitation "Warranty," "Limitation of Liability," "Confidential Information," "Intellectual Property Rights and Indemnity," "Force Majeure," "Assignment," "Rights and Remedies," "Applicable Law," "Disputes/Arbitration," "Exporting," and "General," shall survive termination or expiration of this Agreement.

21.      GENERAL
A. This Agreement is the complete and entire understanding between the Parties on this subject matter and supersedes all prior agreements, proposals, representations, statements, or understandings whether written or oral on this subject between them. The provisions of this Agreement may be amended or waived only by a writing executed by the authorized representatives of the Parties hereto.





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


B. In the event that either Party to this Agreement shall, on any occasion, fail to perform any provision of this Agreement, and the other Party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

C. Each Party, including its servants, agents, and employees, is an independent contractor and not an agent or employee of the other. Without limiting the generality of the foregoing, neither Party is authorized to represent or make any commitments on behalf of the other, and both Parties expressly disclaim any liability therefore.

D. The headings of the sections in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

E. The Product purchased by VAR from ATL are manufactured for standard commercial use and are not intended to be sold for use in critical safety systems, nuclear facilities or for use in life support appliances, devices or systems.

F. ATL reserves the right to fulfill the requirements of any purchase order placed pursuant to this Agreement and invoice for such orders through an affiliate company of ATL.

G. In the event of any dispute, litigation or arbitration between the Parties with respect to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs in addition to any other relief to which it is found entitled.





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


IN WITNESS WHEREOF, the authorized representatives of the Parties represent that they have read this Agreement, understand it and agree to be bound by it without exception by executing it below:

                     ATL                               VAR
                     ---                               ---

Signature:

Printed Name:

Title:

Date:





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


                              EXHIBIT A - PRODUCTS



            MODEL NUMBER                        DESCRIPTION                         NO. OF DRIVES
            ------------                        -----------                         -------------
 ATL2640DLT                           4000 Family Libraries (Base Units)

 ATL2640DLT                           4000 Family Libraries (Expansion Unit)



 ATL2640DLT                           7000 Family Libraries (Base Units)

 ATL2640DLT                           7000 Family Libraries (Expansion Units)


 ATL7100DLT                           4000 Family Libraries

 ATL7100DLT                           7000 Family Libraries


 ATL520DLT                            4000 Family Libraries

 ATL520DLT                            7000 Family Libraries

Leadtime

o Delivery leadtime of Product purchased under this Agreement is approximately thirty (30) to sixty (60) days.

Leadtime

o Delivery leadtime of Product purchased under this Agreement is approximately thirty (30) to sixty (60) days.





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


       EXHIBIT B -- GEOGRAPHIC LOCATIONS AND STORAGE MANAGEMENT SOFTWARE



PRODUCT MARKETING AND SALES

         SALES -- VAR hereby represents, warrants and agrees that:

         A. PRODUCT PURCHASED BY VAR PURSUANT TO THIS AGREEMENT SHALL ONLY BE RESOLD TO (1) AN END USER OR (2) OR TO AN ATL AUTHORIZED AFFILIATED VAR PURSUANT TO EXHIBIT C.

         B.      VAR OR AFFILIATED VAR SHALL NOT EXPORT ANY PRODUCT.

         C. VAR OR AFFILIATED SHALL NOT RE-MARKET OR SELL PRODUCT WITHOUT ADDING ATL APPROVED STORAGE MANAGEMENT SOFTWARE UNLESS (1) THE END USER ALREADY HAS SUCH SOFTWARE FROM AN EXISTING SYSTEM OR (2) THE SOFTWARE MANUFACTURER SELLS THE SOFTWARE DIRECTLY TO THE END USER.

         D. VAR SHALL PROVIDE PRE SALE SUPPORT, INSTALLATION AND POST SALE SERVICE OR ASSURE THAT A THIRD PARTY MAINTENANCE CONTRACT IS IN PLACE FOR PRODUCT SOLD.

         E. VAR IS AUTHORIZED TO SELL PRODUCTS WITH THE FOLLOWING STORAGE MANAGEMENT SOFTWARE IN THE FOLLOWING GEOGRAPHY.

         TERRITORY





         STORAGE MANAGEMENT SOFTWARE

                       EXHIBIT C -- AFFILIATED VAR SALES



Var may sell Products to approved ATL authorized Affiliated VARs. Prior to VAR selling any Products to an Affiliated VAR, VAR must obtain ATL's approval.

APPROVAL PROCEDURE

The process for ATL approving an Affiliated VAR is as follows:

1.       VAR reviews AVAR opportunity with the ATL Regional Manager.
2. If Regional Manager concurs with VAR, Regional Manager will complete or have AVAR complete a Company profile.
3. The Region Manager will return the Company Profile to ATL Corporate offices for final processing.
4. Once ATL has processed the Company Profile, ATL will send a Letter of Authorization to the AVAR and VAR.

MARKETING, SALES AND SUPPORT RESPONSIBILITIES

Var is responsible for:

1.       Providing support to the Affiliated VAR including:
         (a) 24 hour technical phone support on the Value Added Product (This service may be provided by an ATL authorized third party service provider);
         (b) Assistance to the Affiliated VAR in pre and post installation services of the total solution.
2.       Training Affiliated VAR in how to sell and support Value
         Added Product.
3. Ensuring the End User has all the necessary support for the solution including documentation, first call technical support on a twenty-four (24) hour basis and on site maintenance support.
4. Promoting Product within their market, i.e., demonstrations of the Production, trade shows, advertising and seminars.
5. Ensuring that the Value Added Products are sold by the Affiliated VAR in accordance with the Affiliated VAR's Letter of Authorization.





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